As filed with the Securities and Exchange Commission on
                                                   Registration No. 33-
    ____________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                           GREY ADVERTISING INC.
    ____________________________________________________________________
           (Exact Name of Registrant as Specified in Its Charter)

                 Delaware                           13-0802840
    ______________________________________       ________________________
         (State of Incorporation)                (I.R.S. Employer
                                                 Identification No.)

        777 Third Avenue, New York, New York                10017
   ________________________________________             ________________
    (Address of Principal Executive Offices)              (Zip Code)

              Grey Advertising Inc. 1994 Stock Incentive Plan
          _______________________________________________________
                          (Full Title of the Plan)

                          Steven G. Felsher, Esq.
                         c/o Grey Advertising Inc.
                              777 Third Avenue
                         New York, New York  10017
                               (212) 546-2000
    ____________________________________________________________________
         (Name, Address and Telephone Number, Including Area Code,
                           of Agent For Service)

                                 Copies to:

                          David J. Friedman, Esq.
                    Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                         New York, New York  10022
                               (212) 735-3000



                      CALCULATION OF REGISTRATION FEE
   ______________________________________________________________________
                                   Proposed       Proposed
        Title of                   Maximum        Maximum
        Securities  Amount         Offering       Aggregate      Amount of
        to be       to be          Price Per      Offering     Registration
        Registered  Registered(1)  Share(2)(3)    Price(1)(3)     Fee(4)
   ______________________________________________________________________

    Common Stock,     250,000        $188.00       $47,000,000  $16,206.90
    par value, $1
    per share
   ______________________________________________________________________

        (1) Reflects, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the maximum number of shares issuable under the 1994 Stock Incentive Plan (the "Plan") and such number of shares of Common Stock as may be issuable pursuant to the antidilution provisions of the Plan.

        (2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices for a share of Common Stock on The Nasdaq Stock Market's National Market as of July 19, 1995.

        (3) Estimated solely for the purpose of calculating the registration fee.

        (4) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.
   ______________________________________________________________________


                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          ITEM 1.   PLAN INFORMATION.

          ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION


                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents filed with the Securities and Exchange Commission (the "Commission"), by Grey Advertising Inc., a Delaware corporation (the "Company"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

               (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A, dated April 27, 1995.

               (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, dated May 12, 1995.

               (3) A description of the Company's Common Stock is set forth below.

               All documents subsequently filed with the Commission by the Company, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

          ITEM 4.   DESCRIPTION OF SECURITIES.

               The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $1 per share (the "Common Stock"), 2,000,000 shares of Limited Duration Class B Common Stock, par value $1 per share (the "Class B Common Stock"), and 500,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"). As of June 1, 1995, there were 917,827 shares of Common Stock issued and outstanding and 115,009 shares of Common Stock available for issuance upon exercise of outstanding stock options, 346,751 shares of Common Stock available for issuance upon conversion of Class B Common Stock (including shares of Class B Common Stock issuable upon conversion of convertible debentures) and 25,500 shares of Common Stock available for issuance upon the conversion of outstanding convertible debentures. As of June 1, 1995, there were 321,251 shares of Class B Common Stock and 32,000 shares of Preferred Stock issued and outstanding.

               As more fully described in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the holders of Common Stock and Class B Common Stock, subject to the preferential rights of the holders of Preferred Stock, are entitled to receive such dividends as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor and to share equally, with the holders of Preferred Stock, in the assets of the Company upon any liquidation, dissolution or winding up of the Company. Holders of Preferred Stock are entitled to cumulative preferential dividends of $.25 per calendar year and a preferential liquidation distribution of $1.00 for each share of Preferred Stock.

               Subject to the rights of the holders of shares of Series I Preferred Stock, the holders of Common Stock are entitled to one vote per share voting as a class with the holders of Preferred Stock and Class B Common Stock, on all matters submitted to stockholders generally. The holders of Class B Common Stock are generally entitled to ten votes per share until April 3, 1996 (unless extended by a vote of the stockholders), when the Class B Common Stock automatically converts into shares of Common Stock and the holders of Preferred Stock are generally entitled to eleven votes per share so long as the Class B Common Stock has not automatically converted into Common Stock and two votes per share thereafter. The holders of Common Stock vote separately as a class with respect to amendments to the Certificate of Incorporation that alter or change the powers, preferences or special rights of the Common Stock to affect them adversely, and with respect to such other matters as may require class votes under the General Corporation Law of the State of Delaware (the "DGCL"). The holders of Series I Preferred Stock, voting separately as a single class, have the right to elect or remove one-quarter of the Company's Board of Directors, and to approve the merger or consolidation of the Company or sale by it of all or substantially all of its assets. The Certificate of Incorporation currently provides for cumulative voting on all elections of directors. Holders of Common Stock have no conversion, preemptive or subscription rights, and the shares of Common Stock are not subject to redemption.
          All outstanding shares of Common Stock and all shares of Common Stock offered hereby will be fully paid and non-assessable.

               As set forth in the Certificate of Incorporation, holders of Class B Common Stock have limited transfer rights, although the Class B Common Stock is at all times convertible into Common Stock on a share for share basis. In addition, as described above, the Class B Common Stock is scheduled to convert automatically into Common Stock on April 3, 1996 (unless extended by a vote of stockholders).

               The Certificate of Incorporation and the Company's By-Laws (the "By-Laws") currently contain certain provisions which may have "anti-takeover" effects. The Certificate of Incorporation and By-Laws (a) require the vote of two-thirds of the outstanding stock of the Company and the vote of a majority of the Series I Preferred Stock to approve a merger or consolidation of the Company or the disposition of substantially all of the assets of the Company, (b) divide the Board of Directors into three classes, one class to be elected each year, (c) require cumulative voting in the election of directors, (d) require the vote of four-fifths of the outstanding stock of the Company to permit the stockholders to amend the By-Laws for the purpose of changing the number of directors, (e) provide that in the event a vote of the Board of Directors is tied, the Chairman of the Board shall be entitled to cast an additional vote, (f) permit the holders of the Series I Preferred Stock to vote as a separate class to elect or remove one quarter of the Board of Directors, and (g) require a majority of the outstanding shares of Series I Preferred Stock, voting as a separate class to approve the issuance of additional series of Preferred Stock if the holders of such new shares will be entitled to vote with the holders of Series I Preferred Stock on the election of directors or the merger, consolidation or sale of all or substantially all of the assets of the Company.

               In addition, subject to applicable law, the Board of Directors of the Company may issue, in its sole discretion, additional shares of Common Stock and Preferred Stock without further stockholder action. Preferred Stock may be issued in one or more series and may have such designations, preferences and relative rights, qualifications and limitations as the Board of Directors may fix by resolution or resolutions at the time of issuance. It might be possible for the Board to use its authority to issue Common Stock or Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of the Company which the Board of Directors does not approve. The Company does not have any present plans or commitments to use its authority to effect any such transaction, but reserves the right to take any action in the future which the Board deems to be in the best interests of the Company and its stockholders under the circumstances.

               The foregoing description of the Common Stock is qualified in its entirety by reference to Article Fourth of the Certificate of Incorporation, incorporated herein by reference.

               The Common Stock is listed on The Nasdaq Stock
          Market's National Market and is subject to quotation on the National Association of Securities Dealers Automated Quotations System.

          ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Skadden, Arps, Slate, Meagher & Flom ("SASM&F"), 919 Third Avenue, New York, New York 10022, special counsel to the Company. Mark N. Kaplan is a partner of SASM&F and a director and shareholder of the Company.

          ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Set forth below is a description of certain provisions of the Certificate of Incorporation and the By-Laws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws, incorporated herein by reference and the DGCL.

               Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

               Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               Section 145 of the DGCL further provides that to the extent that a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that, unless otherwise ordered by a court, indemnification pursuant to Sections 145 (a) and (b) of the DGCL may only be made upon specific authorization after a determination that the person to be indemnified has met the applicable standard of conduct; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such director or officer against such liabilities under Section 145 of the DGCL.

               Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

               Article Eleventh of the Certificate of
          Incorporation, as amended, provides as follows:

               "The Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify the members of its Board of Directors, indemnify the officers of the Company and any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

               No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eleventh shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to, or have any effect on, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

               Article Fifth of the By-Laws, as amended, provides as follows:

               "The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers and any and all persons whom it shall have power to indemnify, against any and all expenses, liabilities or other matters."

               In June 1987, the Company entered into an indemnification agreement with each of its directors pursuant to which the Company agreed, among other things, to indemnify to the fullest extent permitted by applicable law and to advance expenses which are to be repaid if it is ultimately determined that indemnification would not be permitted under applicable law.

               The Company currently has in effect a form of liability insurance policy covering directors, officers, employees and agents, whereby, subject to certain deductibles, exclusions and a reimbursement ceiling, the insurer is required to reimburse the Company for any indemnification that may properly be paid to any such person.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

          ITEM 8.   EXHIBITS.

               3.1 Restated Certificate of Incorporation of Grey Advertising Inc. (Incorporated herein by reference to Exhibit 3(a) to the Company's Current Report on Form 8-K, dated April 7, 1994, filed with the Commission pursuant to
                    Section 13 of the Exchange Act.)

               3.2 By-Laws of Grey Advertising Inc., as amended. (Incorporated herein by reference to Exhibit
                    3.02 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988.)

               5    Opinion of Skadden, Arps, Slate, Meagher &
                    Flom, special counsel to the Company regarding the legality of the Common Stock being registered, dated July 14, 1995.*

               23.1 Consent of Skadden, Arps, Slate, Meagher & Flom
                    to the filing of its opinion is included in
                    Exhibit 5.*

               23.2 Consent of Ernst & Young LLP to the
                    incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1994, dated July 14, 1995.*

               24   Powers of Attorney are included on the
                    signature page of this registration statement.*

          _____________________

          *    Filed herewith.

          ITEM 9.   REQUIRED UNDERTAKINGS.

               The undersigned registrant hereby undertakes:

                    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                         (2)  That, for the purpose of determining
          any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3)  To remove from registration by means
          of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b)  The undersigned registrant hereby
          undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

               Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 14th day of July, 1995.

                                        GREY ADVERTISING INC.

                                        By:  /s/ Steven G. Felsher
                                             ______________________
                                             Steven G. Felsher
                                             Executive Vice President,
                                               Secretary and Treasurer

                              POWER OF ATTORNEY

               KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. Meyer, Mark N. Kaplan and Steven G. Felsher jointly and severally, such person's attorneys-in-fact, each with the full power of substitution, for such person in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or the substitute or substitutes for such attorney-in-fact, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature              Title               Date

          /s/ Edward H. Meyer    Chairman of the Board      July 14, 1995
          ___________________    and President (Principal
              Edward H. Meyer    Executive Officer)

          /s/ Steven G. Felsher Executive Vice President, July 14, 1995 _____________________ Secretary and Treasurer
              Steven G. Felsher  (Principal Financial
                                  Officer)

          /s/ William P. Garvey  Executive Vice President   July 14, 1995
          _____________________  (Principal Accounting
              William P. Garvey  Officer)

          /s/ Mark N. Kaplan     Director                   July 14, 1995
          _____________________
              Mark N. Kaplan

          /s/ O. John C. Shannon Director, President,       July 14, 1995
          ______________________ Gray International
              O. John C. Shannon

          /s/ Richard R. Shinn   Director                   July 14, 1995
          ______________________
              Richard R. Shinn


                               LIST OF EXHIBITS

          Exhibit No.    Description

            3.1 Restated Certificate of Incorporation of Grey Advertising Inc. (Incorporated herein by reference to Exhibit 3(a) to the Company's Current Report on Form 8-K, dated April 7, 1994, filed with the Commission pursuant to Section 13 of the Exchange Act.)

            3.2          By-Laws of Grey Advertising Inc., as
                         amended.  (Incorporated herein by
                         reference to Exhibit 3.02 to the Company's
                         Annual Report on Form 10-K for the fiscal year ended December 31, 1988.)

            5 Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the legality of the Common Stock being registered, dated July 14, 1995.*

            23.1 Consent of Skadden, Arps, Slate, Meagher & Flom to the filing of its opinion is included in Exhibit 5.*

            23.2 Consent of Ernst & Young LLP to the incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1994, dated July 14, 1995.*

            24           Powers of Attorney are included on the
                         signature page of this Registration Statement.*

          _________________________
          *    Filed herewith.